                                                                      Exhibit 10



LA GROUP, INC.                                              [LA GROUP INC. LOGO]
39 CRYSTAL COMMONS DRIVE
ROCHESTER, NEW YORK 14624
888-499-4030 TEL.
716-426-2223 FAX.



September 28, 1999



Mr. Frank Costanzo
Ronco Inventions LLC
Chief Operating Officer
21344 Superior Street
Chatsworth, CA 91311



RE: RONCO WEB SITE AGREEMENT


Dear Frank:


The LA Group, Inc. (LA) agrees to accept and market the Ronco Inventions LLC (Ronco) Internet site (www.ronco.com). As per our discussion, we would begin immediately. LA can offer a great deal of expertise that would help make the Ronco site become successful. The existing site would receive a quick face-lift and would have a full online shopping cart incorporated into it. (To see an example of this go to www.seenontv.com.) We will edit and promote the web site to over 2,400 search engines and link pages, as well as begin a banner ad link exchange program.

The shopping cart portion would link each item to an order screen. The online shoppers would be able to shop for many items before submitting their order. Initially, each order would be sent via email to the email address assigned to order processing for credit card verification and shipping. As soon as possible, the site will enable direct credit card verification online. If you are using UPS online shipping system orders could be uploaded for easy labeling. The features of the shopping cart are as follows:

SHOPPING CART OPTIONS AND LA GROUP, INC. (LA) RESPONSIBILITIES:

     - Cart holds item name, part number, quantity, price, shipping, tax, weight and custom options.
     - Item price, part number, shipping, weight and tax adjustable based on an option.
     - Add multiple items at one time.
     - Accepts both billing and shipping addresses.
     - Validates credit card numbers and Supports SSL Security.
     - Flexible tax options including tax rates for each state or county and flat tax support.
     - Flexible shipping options including shipping by weight, total cost, number of items and more.
     - Customize shopping cart tables, fonts, colors and images.
     - Further customize shopping cart output using HTML Templates files.
     - Customize the e-mail messages sent to the client and to the customer.
     - Orders are written to Carts own database.
     - Optional: automatic credit card authorization using CyberCashTM.
     - Optional: export orders into tab or comma delimited files for importing into database or spreadsheet.
     - Optional: run an external CGI application and pass it parameters from the order.
     - Setup a status program to track statistics about the site (Hit count, hourly hit count, best time of day, search engine, referring page, operating system, screen resolution, Internet browser type, visiting country, host address, IP address and Java script compatibility).
     - Establish the beta site within ten (10) days of acceptance of this agreement by Ronco Inventions, LLC and establish final site configuration within twenty days of the execution of this agreement.
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                         LA -- Ronco Agreement  Page 2



WEB SITE CONFIGURATION AND CONSIDERATION RONCO INVENTIONS, LLC (RONCO) RESPONSIBILITIES:

     - Ronco shall provide information on the current administrative contact to move the web site with Internic. Ronco shall provide a list of all-responsible parties, names, job descriptions or department titles and telephone numbers. This is to establish user names, passwords and e-mail addresses to direct orders and customer service questions or information.
     - Ronco will need to be prepared to run at the optimal configuration to include site promotion and linking in-order to get maximum results. In addition, Ronco Inventions, LLC shall provide LA with information and linkages for any related Ronco sites.
     - Ronco shall provide a list of all products that will be available on the shopping cart. This list needs to include item numbers, descriptions and pricing.
     - LA will incorporate some pictures or GIF, and a small amount of live audio (very little audio -- this will slow down loading and will discourage potential shoppers.) Ronco will supply appropriate art and audio.
     - LA will, on behalf of Ronco, apply for the CyberCash automatic credit card processing. Ronco will execute appropriate forms.


TERMS OF THE AGREEMENT:

     - Ronco and LA will move the current web site from its present location to the LA server in order to install a shopping cart system. This is necessary in order to install a runtime license, credit card secure encryption systems and perform web site promotions.
     - Ronco will pay commissions to LA for each item that is sold, based on the
       following Showtime(TM) <   > per unit, Food Dehydrator <   > per unit,
       Pasta/Sausage Maker <   > per unit. Commission will be the same if items
       are basic or upsell units. For any other items sold, LA will receive
       <          > of the gross sales amount. No commissions shall be paid on shipping, handling or sales tax. LA shall not receive any commission on canceled or unpaid orders.
     - All commissions shall be due LA within ten (10) days of the end of the month in which orders are placed. Any payment not paid within ten days of the date when due shall be subject to a 1% per month late charge. If any payments are not made within 30 days of the date due LA shall have the right to cancel this Agreement. If either party brings legal proceedings to enforce its rights under this agreement, the successful litigant shall be entitled to recover its cost and expenses of the litigation, including reasonable legal fees.
     - Ronco shall pay a one time <   > fee for the runtime license for the
       shopping cart system upon presentation of such an invoice by LA to Ronco.
     - Ronco shall, upon execution of this agreement, make a <                >
       <         > payment as a non-refundable advance against commissions for web site editing, site promotion and banner ad placement (i.e.: update site for easy navigation, speed when loading, HTML editing, Keywords, Site description, Meta-tag's, browser compatibility and downloadable browser updates for Internet Explorer and Netscape.). Ronco shall pay an
       additional <                      > payment as a non-refundable advance
       against commissions upon acceptance of the redesigned web site and implementation of the shopping cart.
     - This document, when executed by both parties shall constitute a legally binding agreement under the laws of the State of California and shall be in effect for a period of one year (the Term) unless terminated by either party upon providing a thirty (30) day written notice of termination, addressed to the above listed addresses. In the event that Ronco elects to terminate before the expiration of the Term of the Agreement, other than for cause, then Ronco will pay LA a penalty fee equal to the average previous two months sales multiplied by the remaining number of month(s) left under the Term of this Agreement.
     - LA Group, Inc. shall maintain and market www.ronco.com with non-exclusive right's to offer Ronco product's on the www.seenontv.com and www.seenontv.net web sites.





Footnote - Certain portions of this agreement have been redacted as it contains confidential information. An application for confidential treatment of this information has been filed with the Secretary of the Commission.
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                         LA -- Ronco Agreement  Page 3



     LA specifically acknowledges that all information provided to LA by Ronco shall remain the property of Ronco and be used only as directed by Ronco. LA further acknowledges that should this Agreement be terminated for any reason that Ronco is the sole owner of all URL's, site locations, site names, and work product developed under this Agreement and that all such shall be promptly returned by Ronco.


Agreed to this ___ day of December 1998


For: Ronco Inventions, LLC             For: LA Group, Inc.


                                       /s/ Daniel M. Fasano
-----------------------------          ----------------------------------------
Frank T. Costanzo, COO                 Daniel M. Fasano, CEO
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RONCO INVENTIONS, LLC
21344 Superior Street
Chatsworth, CA 91311
Telephone (818) 775-4602
FAX (818) 775-4664



August 12, 1999



Mr. Dan Fasano
LA Group, Inc.
39 Crystal Commons Dr.
Rochester, NY 14624


Dear Dan:


Per our conversation and as reflected on the March 14, 1999 Addendum to the December 21, 1998 contract, we are changing the amount you receive on the
Showtime Rotisserie product from <            >. This includes any Showtime
unit with or without the accessory package. The remuneration for the other products will remain the same.

Also, the term of our Agreement as reflected in the March 14, 1999 Addendum will be changed from 3 years to 1 year.

This document supercedes the previous March 14, 1999 Addendum and will be effective as of Monday, August 9, 1999.

Please contact me before you come out to California so we can plan on getting together.

Sincerely,                             Agreed and Accepted by:


/s/ Ron Popeil                         /s/ Dan Fasano
-----------------------------          ------------------------------
Ron Popeil                             Dan Fasano, CEO
CEO                                    LA Group, Inc.



RP/gmw

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LA GROUP, INC.                                             [LA GROUP, INC. LOGO]
39 CRYSTAL COMMONS DRIVE
ROCHESTER, NEW YORK 14624
888-499-4030 TEL.
716-426-2223 FAX.



March 25, 1999

Frank Costanzo
Ronco Inventions, LLC
21344 Superior Street
Chatsworth, CA 91311


Dear Frank,

As we discussed, part of LA Group's responsibility in managing Ronco's web site and internet activities is to attempt to secure positions on third-party web sites. These positions can be in the form of direct links to the Ronco web site from other sites, merchandising Ronco products on third-party sites with link's to Ronco's order pages, banner ads and any other form of promotion companies I'm talking with and one is ready to participate.

To that end, I would like to confirm LA Group's contingent right to enter into sub-licensing agreements in connection with our existing agreement with other companies to secure such positions. I use the term "contingent" because Ronco would have the final approval regarding all activities and LA Group agrees to submit pertinent documents related to potential relationships.

If you are in agreement please indicate below with you signature

Sincerely,



/s/ Daniel Fasano
Daniel Fasano
President





Agreed and accepted



/s/ Frank Costanzo
-----------------------------
Frank Costanzo
Ronco Inventions LLC